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H. J. Heinz Company

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The following materials were prepared by H. J. Heinz Company.

Heinz Shareholders:
We Are Listening And
Taking Action
The Choice For Strong, Sustainable Value Creation And For Good Corporate Governance Is Obvious
A Vote For Heinz Is A Vote...
FOR AGAINST Two new independent Directors on the Trian’s unqualified slate of nominees –
Heinz Board – who will provide additional who bring no new ideas and who have consumer marketing and capital markets demonstrated a lack of understanding of expertise and, together with the current food industry dynamics and operations. highly-qualified Board, will hold management accountable for results. Trian’s flawed plan – which offers no specific timeframe, would recklessly slash The Heinz Plan – which cuts costs jobs and increase debt to a level that aggressively but realistically, increases threatens junk status, as has happened advertising by 20% and is on track in recent situations in which Trian towards double-digit earnings principals have been involved. growth this year, as demonstrated by strong first quarter results, with Retreating on corporate sales up 6% and EPS up 20%. governance – Messrs. Peltz, May and Garden’s Triarc company is Good corporate governance – ranked in the bottom quartile of its Heinz has outperformed 98% of group by ISS. the companies in the S&P 500 according to Institutional The self-interested agenda
Shareholder Services. of Trian and its bloc of nominees. Heinz has a strong, independent Board of Directors that looks after the interests of all shareholders. Increased value for all shareholders – strong share price momentum, leveraging Heinz’s excellent business fundamentals and offering further upside to the current share price.
The Heinz Board is committed to an active and ongoing dialogue with all shareholders to ensure that we are delivering on our promises and are holding ourselves accountable.
This advertisement represents the views of the H.J. Heinz Company. If you have any questions about your voting of shares, please contact the Heinz proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com

“The Good Food Company"

FOR RELEASE UPON RECEIPT
Heinz Appoints Spencer Stuart in Search for Two New Independent Directors
PITTSBURGH, July 31, 2006 — H. J. Heinz Company (NYSE: HNZ) today announced that it has retained Spencer Stuart, one of the world’s leading recruitment firms which also specializes in board director appointments, to lead a search for two new independent directors of the highest caliber and integrity. Tom Neff, Spencer Stuart’s U.S. Chairman, will lead the recruitments in conjunction with the Heinz Board of Directors.
Heinz’s Presiding Director, Thomas J. Usher, said: “The Board has listened to our shareholders and are making a number of important changes including adopting majority voting in the election of Directors and holding regular meetings between our Directors and key shareholders. As we recently committed, we are moving quickly to identify two new independent directors with consumer marketing and capital markets expertise who meet our strong governance standards. We are talking to shareholders about suitable candidates who will constructively enhance the existing strong and independent board at Heinz and help us in delivering on the firm commitments that we have made to increasing shareholder value and holding management accountable for results.”
Mr. Usher continued: “Heinz shareholders can be assured that the Heinz Board is committed to building on Heinz’s share price momentum by leveraging our strong business fundamentals that would provide further upside to our current share price.”
The Heinz 12-member Board has 11 independent, highly-qualified directors, including globally recognized leaders of successful public companies and businesses. The Heinz Board

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consistently receives high corporate governance ratings, outperforming 98 percent of the S&P 500 public companies according to Institutional Shareholder Services.
# # #
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:
•	sales, earnings, and volume growth,

•	general economic, political, and industry conditions,

•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

•	the ability to identify and anticipate and respond through innovation to consumer trends,

•	the need for product recalls,

•	the ability to maintain favorable supplier relationships,

•	currency valuations and interest rate fluctuations,

•	change in credit ratings,

•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

•	the ability to successfully complete cost reduction programs,

•	the results of shareholder proposals,

•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

•	the ability to effectively integrate acquired businesses, new product and packaging innovations,

•	product mix,

•	the effectiveness of advertising, marketing, and promotional programs,

•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,

•	supply chain efficiency,

•	cash flow initiatives,

•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

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•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,

•	the success of tax planning strategies,

•	the possibility of increased pension expense and contributions and other people-related costs,

•	the possibility of an impairment in Heinz’s investments, and

•	other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H.J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.
ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day(TM),” is one of the world’s leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.
Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034

H.J. Heinz Board and Management ISS Governance Forum July 31, 2006

Introduction We appreciate the opportunity to speak with you In attendance today from Heinz: Board Management Tom Usher Bill Johnson - Chairman, Pres., & CEO Dean O'Hare Art Winkleblack - EVP/CFO Mary Choksi Dave Moran - EVP N. America We are here to discuss why the WHITE card is the RIGHT card

Key Facts in Proxy Contest Heinz Trian Nominees Has driven an "activist" agenda for four years - portfolio, balance sheet, cash flow, talent and systems Has dramatically revamped the board with exceptional, engaged, independent leaders Has driven top-tier cash flow performance and TSR ahead of peers since implementing its strategy in 2002 Has implemented a clear, consistent strategy with a definitive plan on executing the strategy Has recently announced further governance upgrades, including the addition of two new independent directors Board has and will continue to hold management fully accountable for delivering this plan In our view: Have not demonstrated ability to work collaboratively Have not brought any value-added new ideas Have a superficial and unrealistic plan for Heinz Are led by Messrs. Peltz and May who have a record of poor governance and shareholder lawsuits alleging self-dealing Have deep inter-relationships which we believe will ensure that they vote as a bloc Have a strategy to gain control of the board with no premium to shareholders

Key Accomplishments (FY03-FY06) Sales COGS SG&A Key Metrics Divestitures CAGR from Continuing Ops of 6.3% $450 million of productivity gains offset by fuel and commodity inflation Reduced SKU's by more than 50%, executive headcount by almost 30% and plants by 10% Held flat at 21.2% of sales, despite: increased fuel, pension, RSU, IT and SOX costs Approximately 20 product lines / businesses $3 billion of revenue Operating Free Cash Flow (1) $3.5 billion from FY03-FY06 Versus $1.5 billion from FY99-FY02 (1) Cash Flow From Operations Less Capital Expenditures

We Are Listening and Taking Action We recently announced the following plans for enhanced accountability: Adopt "majority voting" in the election of directors Recommend that shareholders reduce supermajority voting provisions from 80% to 60% If a rights plan were to be adopted, we would gain shareholder approval within one year of adoption Hold regular meetings between our independent directors and key shareholders We have engaged SpencerStuart to lead a search for two new world-class directors who meet our governance standards and strengthen key skill sets

Trian's Proposed "Trade" of Board Members Remove: Remove: Remove: Add: Add: Incumbent Date on Board Background Nominee Background John Drosdick 2006 CEO of Sunoco, Inc. 40 years of operating experience Mike Weinstein Chairman of "Innov 8" No disclosed sales or profits Former employee of Nelson Peltz Charles Bunch 2003 CEO of PPG Industries Chairman of Federal Reserve Bank of Cleveland Vice Chairman of Nat'l Assoc. of Manufacturers Peter May Peltz partner for 30 years Publicly censured by London Stock Exchange Mary Choksi 1998 Successful entrepreneur MD of $30B Strategic Investment Emerging Markets Groups Veteran Executive of World Bank Greg Norman Professional golfer Quit GPS Industries Board stating that he was too busy Close personal friend of Peltz Peter Coors 2002 Chairman, Coors Brewing Vice Chairman Molson Coors Director of US Bancorp Strong Consumer Marketer Ed Garden No Operating Experience Son-in-law of Nelson Peltz Dennis Reilly 2006 CEO of Praxair Named one of the "Best CEO's in America" by Institutional Investor magazine Nelson Peltz Publicly Censured by the London Stock Exchange Compensation at Triarc deemed "excessive" (at 396% of median) by Proxy Governance Group 5 We Believe Trian's Nominees Are Highly Inter-related And Will Likely Reflect One Voice With 42% Board Representation

S&P 500 S&P Food, Bev & Tab. Group ISS Rating 0.977 0.991 Corporate Governance Comparison Heinz Triarc ISS Rating Comp Levels in-line with Peers 11 of 12 Directors Independent Independent Presiding Director Peltz compensation 396% of Peer Median Highly inter-related board nominees In our view, Peltz and May have a record of shareholder lawsuits S&P 600 Small Cap ISS Rating 0.215 If Good Governance Is Part Of The Test, We Believe That The Current Board Should Be Supported ISS Rating

Triangle/ American Can Peltz and May - History of Alleged Self-Interest Mountleigh Group PLC Triarc Companies, Inc. Peltz and May compensation Sued by shareholders for allegedly covertly reserving the right to award compensation in excess of that approved by shareholders Settled by forfeiting $5 mm of personal compensation and 775K options Sale of American Can to Pechiney Shareholders sued for alleged fraud, breach of fiduciary duties and violation of US securities laws Settled shareholder lawsuits for $70mm+ Issue Company Sale of shares to Getty Trust Censured by London Stock Exchange for improper trading Sued by Getty trust alleging fraud Settled shareholder lawsuit for an undisclosed amount 1988 1991 2000 Year Nominees Do Not Meet Heinz's Corporate Governance Standards

Key Messages from Management We have dramatically transformed and strengthened the company Our TSR exceeds that of our peer average since the Del Monte spin-off in 2002, both pre and post Trian activity We have an aggressive but achievable plan that will maximize sustainable shareholder returns We believe Trian's plan is unrealistic and their nominees introduce undue risk to the board overseeing implementation of our plan We Are Accountable To You For Delivering Strong Results And Creating Shareholder Value

With the DLM Spin-off in FY03 and non-core divestitures in FY06, we focused on our three core categories, resulting in a smaller, but stronger business Special charges facilitated the required downsizing to focus the organization EPS Trends Disc. Ops 0.00 0.25 0.07 0.05 0.59 0.00 0.00 Special Items (0.03) (0.46) 0.00 (0.26) (0.80) 0.00 0.00 Reported EPS 2.36 1.82 2.27 2.13 1.89 2.35 2.54 FY 02 FY 03 FY 04 FY 05 FY 06 FY07E FY08E EPS 2.39 2.03 2.2 2.34 2.1 2.35 2.54 DLM Spin-off Non-Core Sales We are now done with material divestitures and are accountable for driving consistent growth, with no special charges EPS CAGR 7.4% CAGR 10.0%

Balance Sheet and Cash Flow Trends Working capital Cash generation Cash to shareholders ROIC Use of leverage 36 day reduction in CCC from FY02-FY06 led the industry Cash flow from operations of $4.4bn Best 4 Year period in Heinz's 137 year history ROIC (excluding special items) of 14.5% in FY06 Arithmetic peer average of 16.2% Weighted peer average of 11.7% Returned $4.2bn value to shareholders (about 1/3rd of market cap) Del Monte dividend, annual dividends and share repurchases Net debt to EBITDA at 2.5x for FY06 Peer average at 1.8x Metric FY03-FY06

Shareholder Returns Have Outpaced the Peer Average Since Implementing Current Strategy Heinz S&P Food Group S&P Food Group w/Kraft 0.189 0.16 0.114 Heinz strategy has been to focus on 3 core businesses, requiring us to get smaller to get better Divested $3 billion of non-core revenue Other food companies now following this strategy We are focused on total shareholder return (TSR) Particularly appropriate given HNZ is a high-dividend income stock Through 2/3/06 (1) TSR Since DLM Spin-Off (12/20/02) Discussion (1) Prior to activist involvement in Heinz stock

Trian's Key Message Is Misleading We Believe Trian's Public Criticism of Heinz Is Based on a Misleading Depiction of Our Returns to Shareholders Fact 1: Trian ignores the $3.45 per share value of the Del Monte spin-off dividend Fact 2: Trian ignores a total of $10.55 per share in quarterly dividends paid (and the reinvestment value) to shareholders over the period they reference Fact 3: $100 invested ten years ago (when Bill Johnson became President) grew to $162 on February 3, 2006 - prior to Trian's involvement

Reduce Costs to Improve Margins Grow the Core Portfolio Generate Cash to Deliver Superior Value Key Operational Initiatives Heinz Two-Year Plan is a Continuation of the Strategy Established in FY2002 Reduce SG&A costs Optimize trade spend Integrate the global supply chain Increase innovation Reinvest in our business Accelerate growth in foodservice Grow in emerging markets: RICIP Improve working capital Prioritize capital spending Optimize capital structure and payout policy

P&L Goals (1) FY06 Growth vs Pro forma FY06 Cont. Ops Pro forma(2) FY07 FY08 Sales ($MM) 8,643 8,400 +3-4% 4%+ Gross Margin 36.8% 37.4% 38.1% 38.5% SG&A - Consumer Mktg. 3.1% 3.2% 3.6% 4.0% - Other SG&A 18.1% 18.6% 18.0% 17.5% Operating Margin 15.6% 15.6% 16.5% 17.0% Tax Rate 31.4% 31.7% 30.0% 32.0% EPS ($) 2.10 2.13 2.35 2.54 H.J. Heinz Co June 1, 2006 Presentation (2) The Pro Forma amounts adjust the results from continuing operations to: exclude special items, and exclude the sales and profits from businesses that did not qualify for discontinued operations treatment apply the proceeds from divestitures to debt and share repurchases as if the transactions had occurred at the beginning of FY06, and include the impact of adopting FAS 123(R) at the beginning of FY06.

Expected Q1 Results Volume Growth of More Than 3% Sales Growth of More Than 6% Operating Income Growth of Approximately 10% EPS Growth Near 20% The Transformational Steps We Have Taken Over The Last Four Years Are Paying Off And Driving Performance 15

Trian's "Plan" Is Wrong For Heinz We believe Trian's "plan" is superficial and unrealistic: Lacks a timeframe for implementation Lacks implementation costs/restructuring charges Does not consider fuel, commodity or wage inflation Lacks original ideas or initiatives Is based on flawed assumptions and improper benchmarking (e.g., trade spend, SG&A, share repurchase) Unrealistic trade spend and SG&A cost cuts would cripple Heinz They propose to divest profitable, core business growth drivers (i.e., Plasmon and ABC brands) Bottom Line: Peltz Released His "Plan" After Two Meetings During Which Heinz Outlined Its Plans For Growth

The Sequence of Events Trian had no plan when they filed their 13D-if they did, Schedule 13D would have required the disclosure of their plan Key message from Mr. Peltz at initial dinner meeting - I Will Be On Your Board - Heinz proactively sought dialogue with Trian and discussed business overview, strategy and plans for growth at March 29th meeting - Before May 23, Trian did not share any plans for the business other than: Get more people to use ketchup Keep culling out non-core businesses Get ready for the next round of industry consolidation - Heinz plan announced on June 1 was not new, but rather an extension of our four-year strategy Key Points: Feb 7 June 1 Mar 2 Mar 13 Trian starts buying Mar 29 Apr 24 May 23 Trian slate announced Initial dinner meeting Heinz/ Trian meeting Trian files 13D (with no plan) Trian publishes white paper Heinz YE earnings and plan announced

Why Even One Seat for Trian Is Bad for Heinz Shareholders Trian/Peltz has consistently insisted on five seats. That said, we believe that even one seat for Trian would be bad for Heinz shareholders because: Trian's plan remains flawed no matter how many of its nominees are elected Trian's nominees (even one) will be fixated on implementing their flawed plan Internal dissention would hinder the ability to attract and retain strong independent directors None of the Trian nominees have the qualifications and governance record that meet the high standards for the Heinz Board The Trian nominees would create a conflict of interest with our largest foodservice customers Mr. Peltz's agenda is to achieve control over the Company without paying a premium There is no need - the company's current board will hold management accountable for executing on its plan and has committed to add two strong, independent directors to represent your interests Who Would Be Held Accountable for Implementing Trian's Flawed Plan?

Vote-Splitting Considerations The mechanics of proxy voting are such that a vote for one dissident director may effectively prove to be a vote for all five Why: Using the gold card precludes a shareholder from voting for any contested Heinz director Voting for even one dissident nominee prevents you from voting for the four contested Heinz nominees you would like to retain A vote for the dissidents, even only one, is therefore effectively a "no" vote against all five contested Heinz directors A Vote on the gold card For Only One Dissident Could Effectively Result in All Five Dissidents Getting On The Board

We Believe Messrs. Peltz And May Have A Track Record Of Putting Their Interest Ahead Of Other Shareholders Three Public Companies Three Shareholder Lawsuits One Public Censure Mountleigh Group Plc American National Can Heinz Believes Trian Nominees Are Wrong for Heinz Shareholders In Summary

We Are Here To Answer Your Questions

Appendix

Weight Watchers – The Facts

We Retained the Core Food Business and Divested the Non-Core Classroom Business

Background

- Purchased food and classroom businesses in 1978 for **$100MM**
- Industry suffers downturn in the early 90's w/ intro of diet drugs; classroom business collapses
- Classroom business turned around in the late 90's under Bill Johnson's tenure
- Weight Watchers was a volatile service and retail business that diverted investment away from higher margin, core businesses like ketchup

WW Classroom Business Performance 1989-1999



Operating Income (USMM)
$44.4
$32.7
$14.9
$17.5
$18.2
-$8.4
$13.7
$1.3
$6.6
$22.0
$50.0
'89
'90
'91
'92
'93
'94
'95
'96
'97
'98
'99E

Overview of Divestiture

- Heinz interviewed three separate investment banks who valued the business at approximately $500-550MM
- Conducted a competitive bidding process
- Sold 94% of Weight Watchers classroom business for $735MM (approx. 10x EBITDA) and retained royalty-free perpetual license for core frozen food products
- Generated a return well in excess of 600% over what Heinz paid for the entire business in 1978 while retaining the core food piece.

Broadly Supported By Analysts

- "The business never fit into Heinz's core portfolio..." *(Erika Gritman Long, JP Morgan, 2/18/99)*
- "We believe our estimate of $700MM [in proceeds] was at the high end of investor expectations." *(Eric Katzman, Merrill Lynch, 7/22/99)*
- "The classroom business, although globally profitable with over a million participants attending weekly, never really fit in with the company's organization. ...Heinz was unable to justify this as part of its core business." *(David Nelson, Credit Suisse First Boston, 1/19/00)*

Safe Harbor Provisions For Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to: sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls, the ability to maintain favorable supplier relationships, currency valuations and interest rate fluctuations, change in credit ratings, the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals, the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,

Safe Harbor Provisions For Forward-looking Statements (Continued) the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency, cash flow initiatives, risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Risk Factors" and "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended May 3, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws. On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz's proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz's definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz's Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz's proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available in Heinz's Schedule 14A filed with the SEC on July 18, 2006.